Exhibit 99.1

GT Solar International, Inc. Reports Results for Fourth Quarter and Fiscal Year 2010

Robust Order, Revenue and EPS Performance; Continued Strong Demand

MERRIMACK, N.H.--(BUSINESS WIRE)--May 19, 2010--GT Solar International, Inc. (NASDAQ: SOLR), a global provider of specialized production equipment, process technology and turnkey manufacturing services for the solar power industry, today reported results for its fourth quarter and fiscal year 2010, which ended April 3, 2010.

Revenue for the fourth fiscal quarter totaled $194.7 million, compared with $173.6 million in the third fiscal quarter and $138.5 million in the fourth quarter of fiscal year 2009. Revenue for the fourth fiscal quarter included $130.6 million in the polysilicon segment and $64.1 million in the Photovoltaic (PV) segment. Revenue for fiscal year 2010 finished at $544.2 million, versus $541.0 million dollars for fiscal year 2009. Revenue for fiscal year 2010 included $357.5 million in the polysilicon segment and $186.7 million in the PV segment.

Gross profit for the fourth quarter totaled $73.1 million, or 37.5 percent of revenue, compared to $76.7 million, or 44.2 percent of revenue in the third fiscal quarter and $39.5 million, or 28.5 percent of revenue for the fourth quarter of fiscal year 2009. Gross profit for fiscal year 2010 was $219.0 million, or 40.2 percent of revenue, compared to $214.7 million, or 39.7 percent of revenue, for fiscal year 2009.

Operating margin for the quarter was 28.4 percent of revenue, compared to 33.2 percent of revenue in the third fiscal quarter and 15.3 percent in the fourth quarter of fiscal 2009. Operating margin for fiscal year 2010 was 26.5 percent of revenue, consistent with fiscal year 2009.

The company had net income of $33.3 million in the fourth fiscal quarter, versus $36.8 million in the third fiscal quarter and $11.8 million for the fourth quarter of fiscal 2009. Earnings per share in the fourth quarter on a fully diluted basis were $0.23, versus $0.25 for the third fiscal quarter and $0.08 for the fourth quarter of fiscal 2009. Net income for fiscal year 2010 was $87.3 million compared to $88.0 million in fiscal year 2009. Earnings per share for fiscal year 2010 on a fully diluted basis were $0.60, versus $0.61 for fiscal year 2009.

Cash and short term investments at the end of the fourth quarter was $250.7 million, compared to $194.7 million at the end of the third fiscal quarter and $107.1 million for the fourth quarter of fiscal 2009.

At fiscal year end, the company’s backlog was $906.2 million, with $464.9 million in the polysilicon segment and $441.3 million in the PV segment. Included in the total backlog was $334.3 million of deferred revenue. Net new orders for the quarter were $244.0 million.

Management Commentary

“The continued higher order rates we have been experiencing for our DSS furnaces since the third fiscal quarter led to a strong finish to the fiscal year,” said Tom Gutierrez, president and chief executive officer. “Many of our Asian PV customers are running at high utilization rates and making significant investments to increase capacity and better position themselves as low cost, high quality suppliers.

“During the fourth quarter, we booked net DSS orders of more than $250 million with a diverse set of customers, including several of the world’s leading low cost, high quality PV wafer manufacturers,” Gutierrez continued. “Our high win rate in the PV equipment market indicates that existing and new customers recognize that GT Solar’s superior DSS technology delivers greater total value in the form of increased throughput, improved crystal quality and ultimately lower cost.

“In our polysilicon business, we have seen an improvement in the size and quality of pipeline activity over the last several months. While the conversion to revenue is a longer term process in this business, we believe this activity is a noteworthy positive vector.”

Gutierrez concluded: “We are encouraged by the robust demand in the market today and are very well positioned to take advantage of future growth opportunities in the solar industry.”

Business Outlook

The company updated its fiscal year 2011 revenue and EPS guidance to the upper end of its previous range with revenue of $550 million to $600 million and fully diluted earnings per share of $0.55 to $0.65. The company will provide additional detail on its outlook during its live webcasted conference call this afternoon, details below.

Conference Call, Webcast

The company will host a live conference call and webcast at 5:00 p.m. Eastern Time today with Tom Gutierrez, president and chief executive officer, Richard Gaynor, chief financial officer, and Dave Keck, vice president and general manager Polysilicon Division, to review quarterly and fiscal year results, near term outlook, commentary on the company’s strategy and longer-term outlook as well as an update on the polysilicon business segment.

The call is expected to last approximately 90 minutes and a slide presentation will accompany the call.

The live webcast of the call, including slides and audio, can be accessed at http://investor.gtsolar.com/. No password is required to access the webcast.

The live call can also be accessed by phone at 866.202.4683 for callers in the United States and Canada and 1.617.213.8846 for international callers. Phone password is SOLR.

Callers wishing to participate in the Q&A portion of the call must use the dial-in number above and should select the “Click here for slides only” version of the slide presentation at http://investor.gtsolar.com/.

A replay will be available through August 27, 2010. To access a webcast replay, that includes slides and audio, please go to http://investor.gtsolar.com/ and select the webcast replay link on the ‘Events and Presentations’ page. Or, for an audio-only replay, please dial 888.286.8010 for callers in the United States and Canada, or 617.801.6888 for international callers. The telephone replay passcode is 81853586.

About GT Solar International, Inc.

GT Solar International, Inc., based in Merrimack, NH, USA, is a leading global provider of specialized production equipment, process technology and turnkey manufacturing services for the solar power industry. The company's products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership, accelerating the drive towards grid parity. For additional information about GT Solar, please visit www.gtsolar.com.

Forward-Looking Statements

Some of the statements in this press release are forward-looking in nature, including statements regarding order rates, factory utilization rates, investments for increased capacity, pipeline activity in the polysilicon segment, the Company’s new products and technologies and the Company’s estimates for future periods with respect to revenue, earnings per share, or other financial information. These statements are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements. These factors may include the possibility that the Company is unable to recognize revenue on contracts in its order backlog. Although the Company’s backlog as indicated above is based on signed purchase orders or other written contractual commitments in effect as of the end of our fourth fiscal quarter, we cannot guarantee that our bookings or order backlog will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity. Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the possibility that changes in government incentives may reduce demand for solar products, which would, in turn, reduce demand for our equipment, technological changes could render existing products or technologies obsolete, the Company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the Company’s products and various other risks as outlined in GT Solar International, Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal 2009 filed on June 9, 2009 and Form 10-Q for the third quarter of fiscal 2010 filed on February 5, 2010. Statements in this press release should be evaluated in light of these important factors. GT Solar International, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

GT Solar International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands except per share data)
(unaudited)

	April 3, 2010	March 28, 2009
Assets
Current assets:
Cash and cash equivalents	$230,748	$107,148
Short-term investments	19,967	---
Accounts receivable, net	52,620	57,552
Inventories	68,858	103,476
Advances on inventory purchases	17,110	120,227
Deferred costs	131,986	174,961
Deferred income taxes	72,868	25,498
Refundable and prepaid income taxes	1,516	40,329
Prepaid expenses and other current assets	4,340	2,825
Total current assets	600,013	632,016
Property, plant and equipment, net	19,359	18,856
Other assets	639	940
Intangible assets, net	3,205	6,368
Deferred costs	66,265	36,643
Goodwill	42,600	42,600
Total assets	$732,081	$737,423
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$22,132	$50,832
Accrued expenses	17,543	15,695
Customer deposits	119,616	222,654
Deferred revenue	229,951	285,005
Accrued income taxes	33,621	158
Total current liabilities	422,863	574,344
Deferred income taxes	25,661	15,647
Deferred revenue	104,396	63,122
Other non-current liabilities	175	2,405
Total liabilities	553,095	655,518

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, 10,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 500,000 shares authorized; 143,815 and 143,048 shares issued and outstanding as of April 3, 2010 and March 28, 2009 respectively	1,438	1,431
Additional paid-in capital	86,644	80,070
Accumulated other comprehensive loss	(5,145)	(8,389)
Retained earnings	96,049	8,793
Total stockholders’ equity	178,986	81,905
Total liabilities and stockholders’ equity	$732,081	$737,423

GT Solar International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Fiscal Year
	April 3, 2010	March 28, 2009	April 3, 2010	March 28, 2009
Revenue	$194,676	$138,544	$544,245	$541,027
Cost of revenue	121,605	99,084	325,263	326,358
Gross profit	73,071	39,460	218,982	214,669
Operating expenses:
Research and development	5,059	5,130	21,410	18,323
Selling and marketing	2,401	3,003	11,823	17,469
General and administrative	9,490	9,293	38,623	32,228
Amortization of intangible assets	791	789	3,164	3,105
Total operating expenses	17,741	18,215	75,020	71,125
Income from operations	55,330	21,245	143,962	143,544

Interest income (expense):
Interest income	125	127	420	2,996
Interest expense	(175)	(179)	(758)	(483)
Interest component of forward foreign exchange contracts	14	268	(625)	2,135
Other income (expense), net	(884)	(1,571)	(3,125)	(6,012)
Income before income taxes	54,410	19,890	139,874	142,180
Provision for income taxes	21,139	8,131	52,618	54,212
Net income	$33,271	$11,759	$87,256	$87,968

Income per share:
Basic	$0.23	$0.08	$0.61	$0.62
Diluted	$0.23	$0.08	$0.60	$0.61

Dividend paid per common share	$--	$--	$--	$0.632

Weighted average number of common shares outstanding:
Basic	143,711	142,820	143,409	142,582
Diluted	145,432	144,383	145,390	144,471

CONTACT:
Media
GT Solar International, Inc.
Jeff Nestel-Patt, 603-204-2883
jeff.nestelpatt@gtsolar.com
or
Investors/Analysts
Bob Blair, 603-681-3869
bob.blair@gtsolar.com